EXHIBIT 10.14

AMENDMENT TO
MANAGEMENT RETENTION AGREEMENT

     WHEREAS, Stratos Lightwave, Inc., a Delaware corporation (the “Corporation”) and Robert Scharf (“Executive”) entered into a Management Retention Agreement entered into on or about October 17, 2002 (the “Agreement”);

     WHEREAS, the Corporation and the Executive wish to amend the Agreement to expand what constitutes a “Change of Control” under the Agreement; and

     WHEREAS, Section 9(b) of the Management Retention Agreement provides that it can be amended at any time by a written agreement executed by the Executive and an authorized officer of the Corporation.

     NOW, THEREFORE, BE IT RESOLVED, that the Management Retention Agreement between the Corporation and Robert Scharf be and it hereby is amended to revise Section 5(c)(iii) thereof to read as follows, effective immediately;

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the Company’s voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

STRATOS LIGHTWAVE, INC.		EXECUTIVE

By:	/s/ James W. McGinley	By:	/s/ Robert Scharf
Name:	/s/ James W. McGinley		Robert Scharf
Title:	Chief Executive Officer

Date:	July 1, 2003